UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

CARDINAL ENERGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53923	26-0703223
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

6037 Frantz Rd., Suite 103 Dublin, OH	43017
(Address of principal executive offices)	(Zip Code)

(614) 459-4959
Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 10, 2015 (the “Effective Date”), Cardinal Energy Group, Inc. (the “Company”) and CEGX of Texas, LLC (“CEGX”), a wholly owned subsidiary of the Company, entered into a joint settlement agreement and release of all claims (the “Settlement Agreement”) with Concho Oilfield Services, LLC (“Concho”) and Hudson Petroleum, Ltd. Co. (“Hudson”), pursuant to which the parties agreed to settle all asserted or assertable claims and controversies between them in the then pending litigation among the parties.

Pursuant to the terms of the Settlement Agreement, the Company agreed to pay Concho $100,000 and to allow Concho to retain a $25,000 deposit then held by Concho. Concho agreed (a) to provide a rig and related ancillary equipment for up to five days to repair the Dawson-Conway 195B #5 well at no cost to the Company, (b) in the event that Concho is unable to repair the Dawson-Conway 195B #5B well within five days, to pay a fee up to be not exceeding $25,000 to a specialized fishing company, and (c) at the option and direction of the Company, to plug the Dawson-Conway 195B #5 well at no cost to the Company, provided that the plugging work on the well does not exceed two additional days. The parties also mutually agreed to release each other against any and all claims.

The foregoing description of the Settlement Agreement is a summary only and is qualified in its entirety by reference to the full text of such document, filed herewith as Exhibit 10.1 and incorporated herein by reference. On June 30, 2015, the Company issued a press release announcing that Concho and Hudson requested that the court dismiss their claims against the Company with prejudice. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Joint Settlement Agreement and Release of All Claims by and among Concho Oilfield Services, LLC, Hudson Petroleum Ltd. Co., Cardinal Energy Group, Inc. and CEGX of Texas, LLC, effective March 10, 2015.

99.1	Press release of Cardinal Energy Group, Inc. dated June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ENERGY GROUP, INC.

Date: July 1, 2015	By:	/s/ Timothy W. Crawford
Timothy W. Crawford, Chief Executive Officer